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                                                                   EXHIBIT 4-234

                                                                [EXECUTION COPY]

                                                                   [2003A BONDS]

                               INSURANCE AGREEMENT

         THIS INSURANCE AGREEMENT, dated August 28, 2003, is entered into by and between XL CAPITAL ASSURANCE INC., an insurance company incorporated under the laws of the State of New York ("XLCA"), THE DETROIT EDISON COMPANY, a corporation duly organized under the laws of the State of Michigan (the "COMPANY"), and BANK ONE TRUST COMPANY, National Association, a national banking association (the "TRUSTEE").

         WHEREAS, pursuant to a Trust Indenture, dated as of August 1, 2003 (the "2003A BOND INDENTURE"), between the Michigan Strategic Fund (the "ISSUER") and the Trustee, the Issuer has issued $49,000,000 in aggregate principal amount of its Limited Obligation Refunding Revenue Bonds (The Detroit Edison Company Exempt Facilities Project), Series 2003A (the "BONDS"); and

         WHEREAS, pursuant to a Loan Agreement, dated as of August 1, 2003 (the "LOAN AGREEMENT"), between the Issuer and the Company, the Issuer loaned the proceeds of the issuance of the Bonds to the Company and the Company agreed to make Loan Repayments (as defined in the Loan Agreement) when due under the Bond Indenture in accordance with the terms thereof; and

         WHEREAS, pursuant to the terms of the Bond Indenture, XLCA has issued a financial guaranty insurance policy with respect to the Bonds (the "POLICY") which insures the payment of principal of and interest on the Bonds from the date hereof on the terms specified therein; and

         WHEREAS, as a condition to the issuance of the Policy, XLCA requires that certain notices and other information be delivered from time to time by the Trustee and the Company and that certain rights be available to it in addition to those available as a Municipal Bond Insurer (as defined in the Bond Indenture) under the Bond Indenture; and

         WHEREAS, the Company has agreed to provide funds to the Trustee for any payments of principal of and interest on the Bonds when due; and

         WHEREAS, the Company and the Trustee understand that XLCA expressly requires the delivery of this Agreement and the XLCA Debt Securities and the Related First Mortgage Bonds (as hereinafter defined) as part of the consideration for the delivery by XLCA of the Policy;

         NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Company, the Trustee and XLCA agree as follows:

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                                   ARTICLE I
                        DEFINITIONS; PREMIUM AND EXPENSES

         SECTION 1.01. DEFINITIONS. Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in the applicable Bond Document or in Annex A hereto. In case of any inconsistency between a Bond Document and Annex A, Annex A shall govern.

         SECTION 1.02. PREMIUM. In consideration of XLCA agreeing to issue the Policy, the Company hereby agrees to pay to XLCA the Premium on the date of issuance of the Policy.

         SECTION 1.03. CERTAIN OTHER EXPENSES. The Company will pay all reasonable fees and disbursements of XLCA's counsel related to any modification of this Agreement requested by the Company.

                                   ARTICLE II
               REIMBURSEMENT OBLIGATION; COVENANTS OF THE COMPANY

         SECTION 2.01. REIMBURSEMENT OBLIGATION.

         (a) The Company agrees to reimburse XLCA, from any available funds, immediately and unconditionally upon demand for all amounts advanced by XLCA under the Policy. To the extent that any such payment due hereunder is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

         (b) The Company also agrees to reimburse XLCA immediately and unconditionally upon demand for all expenses hereafter incurred by XLCA in connection with the enforcement by XLCA of the Company's obligations under this Agreement, together with interest accruing at the Effective Interest Rate on any unpaid expenses from and including the date which is 30 days from the date a statement for such expenses is received by the Company to the date of payment.

         SECTION 2.02. UNCONDITIONAL OBLIGATION. The obligations of the Company hereunder are absolute and unconditional and will be paid or performed strictly in accordance with this Agreement, irrespective of:

         (a) any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to the Bonds or any of the Bond Documents;

         (b) any exchange, release or nonperfection of any security interest in property securing the Bonds or this Agreement or any obligations hereunder;

         (c) any circumstances which might otherwise constitute a defense available to, or discharge of, the Company or the Issuer under the Bond Documents or otherwise with respect to the Bonds; and

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         (d) whether or not the Company's obligations under the Bond Documents, or the obligations represented by the Bonds, are contingent or matured, disputed or undisputed, liquidated or unliquidated.

         SECTION 2.03. COVENANTS. The Company hereby agrees that, in the event of any Reorganization, unless otherwise consented to by XLCA, the obligations of the Company under, and in respect of, this Agreement, the Bonds, the Loan Agreement, the note issued under the Company Indenture and the Related First Mortgage Bonds shall be assumed by, and shall become direct and primary obligations of, a Regulated Utility Company.

                                  ARTICLE III
              XLCA DEBT SECURITIES AND RELATED FIRST MORTGAGE BONDS

         SECTION 3.01. XLCA DEBT SECURITIES AND RELATED FIRST MORTGAGE BONDS.

         (a) In consideration of XLCA issuing the Policy, the Company shall, on the date that the Policy is issued, deliver to XLCA a series of notes issued under the Company Indenture and secured by first mortgage bonds issued under the Mortgage Indenture as security for the payment of amounts payable by the Company to XLCA under Section 2.01(a) of this Agreement (the notes so delivered are herein referred to as the "XLCA DEBT SECURITIES" and the first mortgage bonds so delivered are herein after referred to as (the "RELATED FIRST MORTGAGE BONDS"). The XLCA Debt Securities and the corresponding Related First Mortgage Bonds shall be issued in an amount equal to 100% of the principal amount of Bonds outstanding and shall bear interest at a rate per annum equal to the interest rate on the Bonds. The XLCA Debt Securities shall mature on June 1, 2030. To the extent that the principal amount of Related First Mortgage Bonds exceeds the principal amount of Bonds outstanding, the excess Related First Mortgage Bonds shall be surrendered to the Company. The XLCA Debt Securities will be issued under, subject to and entitled to the benefits of the Company Indenture. Without limiting the generality of the foregoing, upon payment of the principal of or premium, if any, on the Bonds, whether at maturity or prior to maturity by redemption or otherwise, or upon provision for the payment thereof having been made in accordance with the Bond Indenture, or upon payment of interest on the Bonds, XLCA Debt Securities in a principal amount equal to the principal amount of such Bonds so paid or interest on the XLCA Debt Securities equal to the interest so paid, as the case may be, shall, to the extent of such payment, be deemed fully paid and the obligation of the Company thereunder to make such payment shall be discharged. The Related First Mortgage Bonds will be issued under, subject to and entitled to the benefit of the Mortgage Indenture. Without limiting the generality of the foregoing, upon payment of the principal of or premium, if any, on the XLCA Debt Securities, whether at maturity or prior to maturity by redemption or otherwise, or upon provision for the payment thereof having been made in accordance with the Note Indenture, or upon payment of interest on the XLCA Debt Securities, Related First Mortgage Bonds in a principal amount equal to the principal amount of such XLCA Debt Securities so paid or interest on the Related First Mortgage Bonds equal to the interest so paid, as the case may be, shall, to the extent of such payment, be deemed fully paid and the obligation of the Company thereunder to make such payment shall be discharged.

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         (b) The Trustee shall notify XLCA promptly of the occurrence of the
Release Date. From and after the Release Date, the obligation of the Company to make payment with respect to the principal and premium, if any, and interest on the Related First Mortgage Bonds shall be deemed satisfied and discharged as provided in the supplemental trust indenture or indentures to the Mortgage Indenture creating such First Mortgage Bonds, and the Related First Mortgage Bonds shall cease to secure in any manner the XLCA Debt Securities issued by the Company. From and after the Release Date, any conditions or agreements relating or referring to the Related First Mortgage Bonds or the Mortgage Indenture contained herein (other than as provided in subsection (c) below) shall be inapplicable and such XLCA Debt Securities shall at the Company's option either become unsecured general obligations of the Company or be secured by substitute mortgage bonds issued under a mortgage indenture other than the Mortgage Indenture. Promptly following receipt from the Trustee of notice of the occurrence of the Release Date, XLCA shall surrender the Related First Mortgage Bonds to the Company for cancellation.

                                   ARTICLE IV
                           EVENTS OF DEFAULT; REMEDIES

         SECTION 4.01. EVENTS OF DEFAULT. The following events shall constitute Events of Default hereunder:

         (a) The Company shall fail to pay to XLCA any amount payable under Sections 1.02, 1.03 and 2.01 hereof and such failure shall have continued for a period in excess of ten days (in the case of amounts payable under Sections 1.02 or 2.01 hereof) or 30 days (in the case of amounts payable under Section 1.03 hereof) after receipt by the Company of written notice thereof;

         (b) Any material representation or warranty made by the Company hereunder or any material statement in the application for the Policy or any material report, certificate, financial statement or other instrument provided in connection with the Policy or herewith shall have been materially false at the time when made;

         (c) The Company shall fail to perform its obligations under Section
3.01 hereof at the time required for performance of such obligations;

         (d) Except as otherwise provided in this Section 4.01, the Company shall fail to perform any of its other obligations hereunder, provided that such failure continues for more than thirty (30) days after receipt by the Company of written notice of such failure to perform;

         (e) The dissolution or liquidation of the Company except as permitted under the Loan Agreements; or failure by the Company promptly to lift any execution, garnishment or attachment of such consequence as will impair its ability to carry out its obligations under the Loan Agreements; or if the Company becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver for the Company or for the greater part of its properties; or a trustee or receiver is appointed for the Company or for the greater part of its properties without its consent and is not discharged within 60 days; or

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bankruptcy, reorganization or liquidation proceedings are commenced by or against the Company, and if commenced against the Company are consented to by it or remain undismissed for 60 days; or if an order for relief is entered against the Company in a bankruptcy or similar proceeding and remains undismissed for 60 days.

         SECTION 4.02. REMEDIES. If an Event of Default shall occur and be continuing, then XLCA may take whatever action at law or in equity may appear necessary or desirable, including, without limitation, legal action for the specific performance of any covenant made by the Company herein and the pursuit of remedies available under the XLCA Debt Securities or the Related First Mortgage Bonds or under any collateral delivered pursuant to Section 3.01(b) hereof, to collect the amounts then due and thereafter to become due under this Agreement, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement, the XLCA Debt Securities, the Company Indenture, the Related First Mortgage Bonds or the Mortgage Indenture. All rights and remedies of XLCA under this Section 5.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more other remedies available under this Agreement, the XLCA Debt Securities, the Note Indenture, the Related First Mortgage Bonds or the Mortgage or any collateral delivered pursuant to Section 3.01(b), or now or hereafter existing at law or in equity.

                                    ARTICLE V
                                  MISCELLANEOUS

         SECTION 5.01. CERTAIN RIGHTS OF XLCA. While the Policy is in effect and until such time as all amounts payable by the Company hereunder have been paid:

         (a) the Company and Trustee agree that any provision of Bond Documents expressly recognizing or granting rights in or to Municipal Bond Insurer may not be amended in any manner which affects the rights of the Municipal Bond Insurer without the prior written consent of XLCA;

         (b) the Company or the Trustee shall furnish to XLCA (to the attention of the Surveillance Department) as soon as practicable after the filing thereof, a copy of each Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by the Company, a copy of any audited financial statements of the Company, a copy of the annual report to shareholders of the Company's parent, DTE Energy Company, and any other information reasonably requested;

         (c) the Company will permit XLCA to discuss the affairs, finances and accounts of the Company with appropriate officers of the Company;

         (d) the Trustee or the Company, as appropriate, shall furnish to XLCA (to the attention of the Surveillance Department) a copy of any notice to be given to the registered owners of the Bonds, including, without limitation, notice of any redemption of or defeasance of Bonds, and any certificate rendered pursuant to the Bond Documents relating to the security for the Bonds;

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         (e) the Trustee or the Company, as appropriate, shall notify XLCA (to the attention of the General Counsel Office) of any failure of the Company to provide relevant notices, certificates or other documents or information as required under the Bond Documents;

         (f) at the written request of XLCA due to any material breach by the Trustee of the trust and responsibilities set forth in the Bond Indenture, which breach is not cured by the Trustee within ten business days of written notice of such breach from XLCA to the Trustee, the Trustee (subject to subsection (g) below) shall resign from its responsibilities under the Bond Indenture; and

         (g) XLCA shall receive prior written notice of any Trustee resignation and, notwithstanding any provision of the Bond Indenture, no removal, resignation or termination of the Trustee, or any part of its responsibilities under the Bond Indenture, shall take effect until a successor, acceptable to XLCA, shall be appointed and such successor shall have executed a document satisfactory to XLCA assenting to the obligations of the Trustee set forth herein. In the event that a successor Trustee cannot be identified within 60 days from the date the Trustee notifies the XLCA and the Company of its resignation, the Trustee will have the right to petition a court of competent jurisdiction for the appointment of a successor Trustee.

         SECTION 5.02. INDEMNIFICATION. The Company shall indemnify and hold XLCA, its officers and directors and any person controlling or under common control with XLCA within the meaning of the Securities Exchange Act of 1934 (the "INDEMNIFIED PARTIES") harmless against any loss, fees, costs, liability or reasonable expense incurred without gross negligence or willful misconduct on the part of XLCA or other Indemnified Parties arising out of or in connection with the delivery of the Policy and its performance thereunder, including the costs and expenses of defense against any such claim of liability. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Indemnified Party in respect of which indemnity may be sought from the Company hereunder, XLCA shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to XLCA and the payment of all expenses. An Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the expense of the Indemnified Party; provided, however, that the fees and expenses of such separate counsel shall be at the expense of the Company if (i) the Company has agreed to pay such fees and expenses, (ii) the Company shall have failed promptly to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to XLCA or other Indemnified Party, as the case may be, in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Company, and the Indemnified Party shall have been advised by counsel that (A) there may be one or more legal defenses available to it which are different from or additional to those available to the Company and (B) the representation of the Company and the Indemnified Party by the same counsel would be inappropriate or contrary to prudent practice (in which case, if the Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances,

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be liable for the reasonable fees and expenses of more then one separate firm of attorneys at any time (in addition to local counsel, if necessary) for the Indemnified Parties, which firm (or firms) shall be designated in writing by XLCA or other Indemnified Party, as the case may be). The Company shall not be liable for any settlement of any such action or proceeding effected without its written consent to the extent that any such settlement shall be prejudicial to the Company, but, if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding with respect to which the Company shall have received notice in accordance with this Section 5.02, the Company agrees to indemnify and hold the Indemnified Parties harmless from and against any loss or liability by reason of such settlement or judgment. The indemnification set forth herein shall survive the cancellation or expiration of the Policy and/or removal of XLCA.

         SECTION 5.03. PARTIES INTERESTED HEREIN. Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company and XLCA, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in this Agreement contained by and on behalf of the Company and XLCA shall be for the sole and exclusive benefit of the Company and XLCA.

         SECTION 5.04. AMENDMENT AND WAIVER. Any provision of this Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of the Company and XLCA. The Company hereby agrees that upon the written request of the Trustee, XLCA may make or consent to issue any substitute for the Policy to cure any ambiguity or formal defect or omission in the Policy which does not materially change the terms of the Policy nor adversely affect the rights of the Owners, and this Agreement shall apply to such substituted Policy. XLCA agrees to deliver to the Company and to the company or companies, if any, rating the Bonds, a copy of such substituted Policy.

         SECTION 5.05. SUCCESSORS AND ASSIGNS; DESCRIPTIVE HEADINGS.

         (a) This Agreement shall bind, and the benefits thereof shall inure to, the Company and XLCA and their respective successors and assigns; provided, that neither party hereto may transfer or assign any or all of its rights and obligations hereunder without the prior written consent of the other party hereto. Notwithstanding the foregoing provisions of this Section 6.04(a), XLCA shall have the right to reinsure any portion of its exposure under the Policy to third party reinsurers, it being understood that any such reinsurance shall not relieve XLCA of its obligations under the Policy.

         (b) The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

         (c) The merger of the Company with its affiliate Michigan Consolidated Gas Company shall not require the prior written consent of XLCA provided that written confirmation has been received from Moody's Investors Service Inc. and Standard & Poors Ratings Group that the long-term debt securities of the surviving company will be rated "A3" and "A-", respectively.

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         SECTION 5.06. COUNTERPARTS. This Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which fully-executed counterparts shall be deemed to be an original instrument, and all of which shall constitute but one and the same instrument. Complete counterparts of this Agreement shall be lodged with the Company, the Trustee and XLCA.

         SECTION 5.07. TERM. This Agreement shall expire upon the later of (i) the expiration of the Policy in accordance with the terms thereof, or (ii) the repayment in full to XLCA of any amounts due and owing to it by the Company under this Agreement or the Policy.

         SECTION 5.08. EXERCISE OF RIGHTS. No failure or delay on the part of XLCA to exercise any right, power or privilege under this Agreement and no course of dealing between XLCA and the Company or any other party shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which XLCA would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

         SECTION 5.09. WAIVER. The Company waives any defense that this Agreement was executed subsequent to the date of the Commitment, admitting and covenanting that such Commitment was delivered pursuant to the Company's request and in reliance on the Company's promise to execute this Agreement.

         SECTION 5.10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof, including but not limited to the Commitment.

         SECTION 5.11. NOTICES. All written notices to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telecopier machine owned or operated by a party hereto, when sent and confirmed in writing by such machine as having been received, addressed as specified below or at such other address as any of the parties hereto may from time to time specify in writing to the other:

         If to the Company:

         The Detroit Edison Company
         2000 Second Avenue
         Detroit, Michigan 48226
         Attention: Mr. Naif A. Khouri, Treasurer
         Facsimile: 313-235-0549

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         If to the Trustee:

         Bank One Trust Company, National Association
         611 Woodward Avenue
         Suite MI1-8110, 11th Floor
         Detroit, Michigan 48226
         Attention: J. Michael Banas, Vice President
         Facsimile: 313-225-3420

         If to XLCA:

         XL Capital Assurance Inc.
         1221 Avenue of the Americas, 31st Floor
         New York, New York 10020
         Attention: Richard Heberton, Surveillance Department
         Facsimile: 212-478-3587

         and

         Attention: Frederick B. Hnat, Esq., General Counsel
         Facsimile: 212-478-3446

         SECTION 5.12. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

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         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

THE DETROIT EDISON COMPANY

By: _______________________________
    J. F. Tompkins
    Assistant Treasurer

BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION,  as Trustee

By: _______________________________
    Name:
    Title:

XL CAPITAL ASSURANCE INC.

By: _______________________________
    Name:
    Title:

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                                     ANNEX A

                                   DEFINITIONS

         For all purposes of this Agreement, the terms "XLCA", "COMPANY", "TRUSTEE", "BOND INDENTURE", "ISSUER", "BONDS", "LOAN AGREEMENT" and "POLICY" have meanings set forth in the preambles and the recitals hereof and except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms shall have the meanings as set out below.

                  "AGREEMENT" means this Insurance Agreement.

                  "BOND DOCUMENTS" means, collectively, the Bond Indenture, the Loan Agreement and any other documents and instruments delivered in connection with the issuance of the Bonds.

                  "COMPANY INDENTURE" means the Collateral Trust Indenture dated as of June 30, 1993, as supplemented, between the Company and Bank One Trust Company, National Association, as successor trustee.

                  "EFFECTIVE INTEREST RATE" means the "prime rate" announced by Citibank, N.A., from time to time, plus 2%.

                  "EVENT OF DEFAULT" means any of the events of default set forth in Section 4.01 of this Agreement.

                  "INTEREST PAYMENT DATE" means the first day of June and December of each year commencing December 1, 2003.

                  "MORTGAGE INDENTURE" means the Mortgage and Deed of Trust dated as of October 1, 1924, by and between the Company and Bank One, National Association, as trustee, as amended, modified or supplemented from time to time, including without limitation the Supplemental Indenture, dated as of August 1, 2003, providing for General and Refunding Mortgage Bonds, 2003 Series A, due June 1, 2030.

                  "PREMIUM" means the premium amount determined in accordance with the commitment letter, dated August 21, 2003, from XLCA to the Company, committing to issue the Policy in respect of the Bonds, subject to the terms and conditions thereof.

                  "REGULATED UTILITY COMPANY" means an entity engaged in the retail sale and distribution of electricity, which sale and distribution is subject to rate regulation by a state public utility commission.

                  "RELEASE DATE" means the date as of which all mortgage bonds, other than mortgage bonds subject to the release provisions of the Mortgage Indenture, including the Related First Mortgage Bonds, and other than mortgage bonds which do not in the aggregate principal amount exceed the greater of 5% of the Company's Net Tangible Assets (as defined in the Company Indenture) or 5% of the Company's Capitalization (as defined in the Company Indenture), have been retired through payment, redemption or otherwise.

                  "REORGANIZATION" means any reorganization of the Company and its affiliates or any consolidation, merger or transfer of a substantial portion of the assets of the Company.

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